Exhibit 99.1

LifeCell Corporation

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS FOURTH QUARTER AND
FULL YEAR 2004 FINANCIAL RESULTS

BRANCHBURG, NJ, March 9, 2005 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for its fourth quarter and full year ended December 31, 2004. The Company will host a live conference call today at 10:00 a.m. Eastern.

Fourth Quarter 2004 Results

The Company reported product revenues for the fourth quarter of 2004 of $16.0 million, up 49%, compared to $10.7 million for the fourth quarter of 2003. The increase resulted primarily from higher demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix. AlloDerm® revenues increased 71% to $12.0 million in the quarter compared to $7.0 million in the fourth quarter of 2003. Repliform® revenues decreased in the quarter to $1.6 million from $2.0 million in the same quarter in 2003. Orthopedic product revenues, which includes GraftJacket® and AlloCraft™DBM , increased to $1.6 million in the quarter from $796,000 in the fourth quarter of 2003. GraftJacket® and AlloCraft™DBM revenues were $1.1 million and $463,000, respectively, compared to $581,000 and $215,000 in the prior year quarter.

Operating income for the fourth quarter of 2004 increased 251% to $2.1million compared to operating income of $585,000 in the fourth quarter of 2003.

During the fourth quarter of 2004, the Company recognized a non-cash income tax benefit of $2.9 million resulting from a reduction in its valuation reserve for deferred tax assets. Operating results in the fourth quarter of 2003 also included a non-cash income tax benefit of $16.6 million.

Net income for the fourth quarter of 2004 was $4.1 million, or $.13 per diluted share compared to net income of $17.2 million, or $.56 per diluted share in the fourth quarter of 2003. Adjusted net income, excluding the favorable impact of the tax benefits recognized in each of the quarters, was $1.3 million, or $.04 per diluted share for the fourth quarter of 2004 compared to adjusted net income of $360,000, or $.01 per diluted share in the fourth quarter of 2003. A reconciliation of reported net income to adjusted net income is included in the attached financial tables.

-more-

Full Year 2004 Results

Product revenues for the year were $58.7 million, up 52%, compared to $38.6 million in 2003. AlloDerm® revenues increased 79% to $42.5 million in the year compared to $23.7 million in 2003. Repliform® revenues decreased in the year to $6.8 million from $8.7 million in 2003. Orthopedic product revenues increased to $5.9 million in the year from $1.7 million in 2003. GraftJacket® and AlloCraft™DBM revenues were $4.1 million and $1.8 million, respectively, compared to $1.5 million and $215,000 in the prior year.

For the full year 2004, operating income increased 236% to $7.0 million compared to $2.1 million in 2003. Net income for 2004 was $7.2 million, or $.22 per diluted share compared to net income of $18.7 million, or $.70 per diluted share income in the prior year. As previously noted, both years include the recognition of non-cash tax benefits resulting from a reduction in the valuation reserve for deferred tax assets. Adjusted net income, excluding the favorable impact of the tax benefits recognized in each of the years, was $4.3 million, or $.14 per diluted share in 2004 compared to adjusted net income of $1.2 million, or $.05 per diluted share in 2003. A reconciliation of reported net income to adjusted net income is included in the attached financial tables.

Full Year 2005 Financial Outlook

As previously announced, the Company anticipates product revenues for 2005 in the range of $71.5 million to $75.5 million, which represents annualized growth between 22% and 29% compared with 2004 product revenues. The Company expects its product revenue mix in 2005 to be approximately 82% reconstructive, 11% orthopedic and 7% urogynecology. Total revenues, which include research grant revenues, are expected to be in the range of $73 million to $77 million.

The Company estimates 2005 operating income in the range of $12 million to $13 million, resulting in diluted net income per share in the range of $0.22 to $0.24 based on current outstanding shares. The 2005 operating income and net income per share guidance excludes the impact of recording expenses associated with equity-based compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued the final version of FASB Statement No. 123(R), Share-Based Payment. This new accounting standard requires most public companies to record a non-cash expense for stock options in their income statements commencing in the first annual or interim period that begins after June 15, 2005. The Company intends to update its 2005 financial guidance once it completes its analysis of the impact of adopting the new standard.

Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 289-0569 / domestic or (913) 981-5542 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until March 16, 2005. The dial-in number to listen to the recording is (719) 457-0820. The replay access code is 9460338.

-more-

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures to repair soft tissue defects. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains vascular channels, proteins and growth factor binding sites -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm®, for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm; Repliform®, for urogynecologic procedures; GraftJacket® and GraftJacket®Xpress for orthopedic applications and lower extremity ulcerations; and AlloCraft™DBM, for bone grafting procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Boston Scientific Corporation for Repliform, Wright Medical Group for GraftJacket, Stryker Corporation for AlloCraftDBM and BioHorizons Implant Systems, Inc.for periodontal applications of AlloDerm. The Company's ongoing research and product development strategy is focused on extending the utilization of its regenerative tissue matrix into other therapeutic areas and investigating the application of its core technology to other tissues. Visit the LifeCell website at www.lifecell.com.

Forward-looking Statements

The 2004 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2004. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2005 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

-more-

Non-GAAP Financial Information

The Company has included the calculation of Adjusted Net Income, which is considered non-GAAP financial information, as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period. Adjusted Net Income excludes the favorable impact of the income tax benefits recognized in the three-month and twelve-month periods ended December 31, 2004 and 2003.

Reconciliation of GAAP Net Income to Adjusted Non-GAAP Net Income

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2004	2003	2004	2003
Net income, as reported (GAAP)	$4,142,000	$17,224,000	$7,184,000	$18,672,000
Reversal of net tax (provision) benefit	2,003,000	16,624,000	(25,000)	16,622,000
Income before taxes as reported	2,139,000	600,000	7,209,000	2,050,000

Tax provision assuming a 40% tax rate	856,000	240,000	2,884,000	820,000

Adjusted net income (non-GAAP)	$1,283,000	$360,000	$4,325,000	$1,230,000

Adjusted net income per common share:
Basic	$0.04	$0.01	$0.16	$0.06
Diluted	$0.04	$0.01	$0.14	$0.05
Shares used in computing adjusted net income per common share:
Basic	28,634,000	25,498,000	27,553,000	22,094,000
Diluted	32,225,000	30,724,000	31,974,000	26,632,000

-more-

LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Product revenues	$16,006,000	$10,746,000	$58,751,000	$38,577,000
Research grant revenues	648,000	323,000	2,376,000	1,672,000
Total revenues	16,654,000	11,069,000	61,127,000	40,249,000

Costs and Expenses:
Cost of products sold	4,684,000	3,886,000	17,755,000	12,241,000
Research and development	2,297,000	1,246,000	7,860,000	5,396,000
General and administrative	2,561,000	1,429,000	8,214,000	5,594,000
Selling and marketing	5,059,000	3,923,000	20,311,000	14,940,000
Total costs and expenses	14,601,000	10,484,000	54,140,000	38,171,000
Income from operations	2,053,000	585,000	6,987,000	2,078,000
Interest and other income (expense), net	86,000	15,000	222,000	(28,000)

Income before income taxes	2,139,000	600,000	7,209,000	2,050,000

Income tax provision (benefit)	(2,003,000)	(16,624,000)	25,000	(16,622,000)

Net income	$4,142,000	$17,224,000	$7,184,000	$18,672,000

Net income per common share:
Basic	$0.14	$0.68	$0.26	$0.85
Diluted	$0.13	$0.56	$0.22	$0.70
Shares used in computing net income per common share:
Basic	28,634,000	25,498,000	27,553,000	22,094,000
Diluted	32,225,000	30,724,000	31,974,000	26,632,000

Balance Sheet Data:	December 31,
	2004	2003
Cash, cash equivalents and investments	$27,086,000	$18,520,000
Receivables, net of allowance	9,240,000	5,876,000
Inventories	8,895,000	8,830,000
Accounts Payable & accrued liabilities	8,429,000	5,592,000
Working Capital	38,911,000	23,283,000
Total Assets	72,093,000	58,273,000
Total debt obligations	-	-
Total stockholders’ equity	63,448,000	52,379,000

- ### -